THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

<<Letter Date>>

CONFIDENTIAL TO: <<First Name>> <<Last Name>>
You have been granted Performance Units (this “Award”) under the Steelcase Inc. Incentive Compensation Plan (the “Plan”). Each Performance Unit provides for the issuance of one (1) share of Class A common stock (“Share”) in accordance with the terms and conditions of this Award Agreement.
This Award Agreement provides additional information regarding your rights under the Plan and this Award. A copy of the Plan, the U.S. prospectus for the Plan and the local country tax supplement to the U.S. prospectus for the Plan (to the extent you are employed outside of the United States) has been provided or otherwise made available to you. If there is any inconsistency between this Award Agreement and the Plan, the Plan controls. Capitalized terms used in this Award Agreement are defined in the Plan or defined hereunder. For purposes of this Award Agreement, “Employer” shall mean the Company or any Affiliate that employs you on the applicable date (to the extent that you are not directly employed by the Company).
Overview of this Award

1.	Type of Award: Performance Units, as permitted under Article 9 of the Plan.

2.	Target Number of Performance Units Granted under this Award (this “Target Award”): <<Target PSUs>>

3.	Grant Date: <<Award Date>>

4.
Performance Measures: Total Shareholder Return (“TSR”) during the three (3) year Performance Period, as outlined in Article 12 of the Plan. For purposes of this Target Award, TSR shall be expressed as a compound annual growth rate.

5.
Performance Period: The Performance Period for this Target Award begins on the first day of the Company's <<Beginning Fiscal Year>> fiscal year and ends on the last day of the Company's <<Ending Fiscal Year>> fiscal year.

6.
Number of Performance Units Earned: Except as may be provided in section 7 below, after completion of the Performance Period, the total number of Performance Units will be earned and vested based entirely on Relative TSR (as determined in section 6.A) as of the last day of the Performance Period. For purposes of this Target Award, TSR shall be expressed as a compound annual growth rate and calculated as follows:

TSR	=	(	Ending Stock Price + Dividends Paid Beginning Stock Price	)	(1/3) - 1

“Beginning Stock Price” shall mean the average closing price as reported on the New York Stock Exchange (or such other principal exchange as the Company's Class A Common Stock may be traded from time to time) of one (1) Share for the 90 trading days immediately prior to the first day of the Performance Period. “Ending Stock Price” shall mean the average closing price as reported on the New York Stock Exchange (or such other principal exchange as the Company's Class A Common Stock may be traded from time to time) of one (1) Share for the last 90 trading days of the Performance Period. “Dividends Paid” shall include all dividends paid as described in section 7 of this Award Agreement.

A.	Determination of Relative TSR.
The Committee shall select a peer group of companies against which the Company's TSR for the Performance Period will be measured. Each company in the peer group will be ranked from highest TSR to lowest TSR. The number of Performance Units earned shall be determined by comparing the Company's

TSR against the TSR of each company in the peer group (“Relative TSR”) in accordance with the following schedule:

Relative TSR	Earned Performance Units as a Percentage of Target Award
80th Percentile and above	200%
70th Percentile	167%
60th Percentile	133%
50th Percentile	100%
40th Percentile	75%
30th Percentile	50%
<30th Percentile	0%
For purposes of the foregoing, interpolation shall be used in the event the Company's percentile rank does not fall directly within one of the Relative TSR percentiles listed above. Further, in no event shall the number of earned Performance Units exceed 200% of this Target Award.

B.	Total Performance Units Earned and Settlement
Each earned Performance Unit will be released following the date on which the Committee certifies the Company's attainment of the Relative TSR performance measure (“Vesting Date”). Upon the release of your earned Performance Units, the Company will issue you one (1) Share for each earned Performance Unit as soon as practicable following the close of the applicable Performance Period, but in no event more than 60 days following the last day of the Performance Period. Notwithstanding any provision under this Award Agreement and in accordance with the terms of the Plan, your maximum aggregate payout (determined as of the last day of the Performance Period) will be equal to 200% of this Target Award.
Notwithstanding the foregoing, the Company may, in its sole discretion, settle your earned Performance Units in the form of Shares but require you to sell such Shares immediately or within a specified period of time following your termination of employment (in which case you hereby expressly authorize the Company to issue sales instructions to any brokerage firm and/or third party administrator engaged by the Company on your behalf).

7.	Voting Rights, Dividend Rights and Dividend Equivalents:

A.
No Voting Rights or Dividend Rights. You are not the owner of record of the Shares underlying your Performance Units until the Vesting Date. As such, you will have no voting rights or dividend rights on such Shares until the Vesting Date.

B.
Cash Dividend-Equivalents. You will receive a cash payment equal to any cash dividends that the Company declares and pays with respect to the Shares underlying any earned Performance Units granted under this Award. For purposes of the foregoing, cash dividend-equivalents will be valued as of the date(s) on which the dividend(s) were declared during the Performance Period, and the Company shall pay such cash dividend-equivalents as soon as practicable following the close of the Performance Period, but in no event more than 60 days following the last day of the Performance Period.

C.
Stock Dividend-Equivalents. You will receive additional Shares equal to any stock dividends that the Company declares and pays with respect to the Shares underlying any earned Performance Units granted under this Award. For purposes of the foregoing, stock dividend-equivalents will be valued at the Fair Market Value of the stock dividend measured at the close of the Performance Period and will be governed by Article 17 of the Plan, and the Company shall pay such stock dividend-equivalents as soon as practicable following the close of the Performance Period, but in no event more than 60 days following the last day of the Performance Period.

8.	Death, Disability or Retirement during the Performance Period:

A.
Death or Disability. If you die or become Disabled while an Employee after six (6) months from the Grant Date during the Performance Period, this Target Award will be deemed earned and the corresponding number of Shares vested according to the following schedule.

•
If death or Disability occurs after six (6) months from the Grant Date through the last day of the Company's <<Beginning Fiscal Year>> fiscal year, one-third of this Target Award will immediately be earned and the corresponding Shares vested.

•	If death or Disability occurs during the Company's <<Second Fiscal Year>> fiscal year, two-thirds of this Target Award will immediately be earned and the corresponding Shares vested.

•	If death or Disability occurs during the Company's <<Ending Fiscal Year>> fiscal year, all of this Target Award will immediately be earned and the corresponding Shares vested.

The Shares will be paid as soon as administratively practicable, but in no event later than 60 days following the date this Target Award is earned and corresponding Shares vest. Any remaining unearned Performance Units will be forfeited.

For purposes of the foregoing, “Disability” or “become Disabled” means that, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, you are unable to engage in any substantial gainful activity or are receiving income replacement benefits under an accident and health plan covering employees of the Company and its Affiliates for a period of not less than three (3) months.

A.
Retirement Eligible. In the event you become Retirement Eligible during the Performance Period, you will be treated as continuing in employment for purposes of earning and vesting in this Performance Unit Award and will be paid in accordance with section 6 of this Award Agreement. “Retirement Eligible” means your age plus years of continuous service with the Company and its Affiliates total 80 or more and “Retirement” means your employment is terminated following becoming Retirement Eligible.

9.	Forfeiture of Awards:

A.	All unearned Performance Units will be forfeited upon a termination of your employment during the Performance Period for any reason, except as set forth in sections 8 and 10 of this Award Agreement.
For the avoidance of doubt, if you separate from employment for any reason, other than for Cause, and you are Retirement Eligible, then the terms of your Performance Units will be governed by section 8B.

A.
If you engage in any Competition (as defined in the Plan and determined by the Administrative Committee in its discretion) you will immediately and permanently forfeit the right to receive payment from this Award, including any vested portion of this Award. You must return to the Company any gain resulting from this Award at any time within the twelve-month period preceding the date you engaged in Competition with the Company. For purposes of the foregoing, you expressly and explicitly authorize the Company to issue instructions on your behalf, to any brokerage firm or third party service provider engaged by the Company to hold your Shares and other amounts acquired under the Plan to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company.

B.
For purposes of the Performance Units, your employment or service relationship will be considered terminated as of the date you are no longer actively providing services to the Company, its Affiliates or your Employer (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of the your employment agreement, if any), and unless otherwise expressly provided in this Award Agreement or determined by the Company, your right to vest in the Performance Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any). For purposes of the foregoing, the Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your Performance Unit grant (including whether you may still be considered to be providing services while on a leave of absence).

10.	Change in Control: Upon a Change in Control, this Award shall be treated in accordance with Article 16 of the Plan.

11.	Transferability: Performance Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

12.	Reserved.

13.
Tax Withholding: Regardless of any action the Company or your Employer takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and may exceed the amount actually withheld by the Company or your Employer. You further acknowledge that the Company and your Employer: (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Units, including the grant of Performance Units, the vesting of Performance Units, the subsequent sale of any Shares acquired at vesting and the receipt of any dividends or dividend equivalents; and (b) do not commit to structure the terms of the grant or any aspect of the Performance Units to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or your Employer (or former employer, as applicable) may be required to account for Tax-Related Items in more than one jurisdiction.

14.
Prior to the delivery of Shares upon the vesting of your Performance Units, if your country of residence (and/or the country of employment, if different) requires withholding of Tax-Related Items, the Company shall withhold a sufficient number of whole Shares otherwise issuable upon the vesting of the Performance Units that have an aggregate Fair Market Value sufficient to pay the Tax-Related Items required to be withheld with respect to the Shares or such amount that will not cause adverse accounting consequences for the Company and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or another governmental entity. The cash equivalent of the Shares withheld will be used to settle the obligation to withhold the Tax-Related Items. In the event that withholding in Shares is prohibited or problematic under applicable law or otherwise may trigger adverse consequences to the Company or your Employer, your Employer may withhold the Tax-Related Items required to be withheld with respect to the Shares in cash from your regular salary and/or wages or any other amounts payable to you.

If you relocate to another jurisdiction during the lifetime of your Performance Units, you will be responsible for notifying the Company of such relocation and shall be responsible for compliance with all applicable tax requirements. By accepting this grant of Performance Units, you expressly consent to the withholding of Shares and/or withholding from your regular salary and/or wages or other amounts payable to you as provided for hereunder. All other Tax-Related Items related to the Performance Units and any Shares delivered in payment thereof are your sole responsibility.
Depending on the withholding method, the Company and/or your Employer may withhold or account for Tax-Related Items by considering applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent amount in Shares. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you shall be deemed to have been issued the full number of Shares subject to the vested Performance Unit, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
You agree to pay to the Company or your Employer any amount of Tax-Related Items that the Company or your Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if you fail to comply with your obligations in connection with the Tax-Related Items.

15.
Administration: This Award Agreement and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee or its designee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, as it determines in its sole discretion, all of which will be binding upon you.

16.
Amendment: This Award Agreement may be amended or modified by the Committee as long as the amendment or modification does not materially adversely affect this Award. Notwithstanding anything to the contrary contained in the Plan or in this Award Agreement, to the extent that the Company determines that the Performance Units are subject to Section 409A of the Code and fail to comply with the requirements of Section 409A of the Code, the Company reserves the right to amend, restructure, terminate or replace the Performance Units in order to cause the Performance Units to either not be subject to Section 409A of the Code or to comply with the applicable provisions of such section.

17.	Section 409A of the Code:
A. The Performance Units are intended to comply with or be exempt from the requirements of Section 409A of the Code. The Plan and this Award Agreement shall be administered and interpreted in a manner consistent with this intent. If the Company determines that this Award Agreement is subject to Section 409A of the Code and that it does not comply with or is inconsistent with the applicable requirements, the Company may, in its sole discretion, and without your consent, amend this Award Agreement to cause it to comply with Section 409A of the Code or be exempt from Section 409A of the Code.
B. Notwithstanding any provision of this Award Agreement to the contrary, in the event that any settlement or payment of the Performance Units occurs as a result of your termination of employment and the Company determines that you are a “specified employee” (within the meaning of Section 409A of the Code) subject to Section 409A of the Code at the time of your termination of employment, and provided further that such payment or settlement does not otherwise qualify for an applicable exemption from Section 409A of the Code, then no such settlement or payment shall be paid to you until the date that is the earlier to occur of: (i) your death, or (ii) six (6) months and one (1) day following your termination of employment. Any portion of the Performance Units where settlement is delayed as a result of the foregoing, which is (i) in whole or in part, settled in cash and (ii) based on the value of a Share, shall be based on the value of a

Share at the time the Performance Units otherwise would have been settled or paid without application of the delay described in the foregoing sentence. If the Performance Units do not otherwise qualify for an applicable exemption from Section 409A of the Code, the terms “Retirement,” “terminate,” “termination,” “termination of employment,” and variations thereof as used in this Award Agreement are intended to mean a “separation from service” as such term is defined under Section 409A of the Code.
C. Although this Award Agreement and the payments provided hereunder are intended to be exempt from or to otherwise comply with the requirements of Section 409A of the Code, the Company does not represent or warrant that this Award Agreement or the payments provided hereunder will comply with Section 409A of the Code or any other provisions of federal, state, local, or non-U.S. law. Neither the Company, its Subsidiaries, your Employer or their respective directors, officers, employees or advisers shall be liable to you (or any other individual claiming a benefit through you) for any tax, interest, or penalties you may owe as a result of compensation paid under this Award Agreement, and the Company, its Affiliates and your Employer shall have no obligation to indemnify or otherwise protect you from the obligation to pay any taxes pursuant to Section 409A of the Code.

18.
No Guarantee of Employment: Nothing in this Award Agreement or the Plan is intended to constitute or create a contract of employment with the Company, any of its Affiliates or your Employer. Moreover, neither this Award Agreement nor the Plan shall confer upon you any right to continuation of employment with the Company or your Employer, nor shall this Award Agreement or Plan interfere in any way with the Company's right or your Employer's right to terminate your employment at any time. Furthermore, neither this Award Agreement nor the Plan is part of your employment contract with the Company or your Employer, if any. The Plan and any awards granted thereunder are managed at the discretion of the Company and/or the Committee. The terms and conditions of future awards, if any, will be determined by the Company and/or the Committee if and when such new awards are to be made.

19.
Commercial Relationship: To the extent you are not directly employed by the Company, you expressly recognize that your participation in the Plan and the Company's grant of the Performance Units does not create an employment relationship between you and the Company. You have been granted the Performance Units as a consequence of the commercial relationship between the Company and your Employer, and your Employer is your sole employer. Based on the foregoing, (a) you expressly recognize the Plan and the benefits you may derive from participation in the Plan do not establish any rights between you and your Employer, (b) the Plan and the benefits you may derive from participation in the Plan are not part of the employment conditions and/or benefits provided by your Employer, and (c) any modifications or amendments of the Plan by the Company, or a termination of the Plan by the Company, shall not constitute a change or impairment of the terms and conditions of your employment with your Employer.

20.	Acknowledgment of Nature of Plan and Performance Units: In accepting the Performance Units and any Shares, you acknowledge that:

A.
The Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan and this Award Agreement;

B.
The grant of Performance Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Performance Units, or benefits in lieu of Performance Units even if Performance Units have been awarded repeatedly in the past;

C.	All decisions with respect to future awards, if any, will be at the sole discretion of the Company;

D.	The Performance Units and any Shares acquired under the Plan, and the income and value of the same, are not intended to replace any pension rights or compensation;

E.	The terms and conditions of future awards, if any, will be determined by the Company and will be reviewed and communicated to you if and when new grants are to be made;

F.	Your participation in the Plan is voluntary;

G.	The value of the Performance Units is an extraordinary item of compensation that is outside the scope of your employment contract, if any;

H.
The Performance Units and any Shares acquired under the Plan, and the income and value of the same, are not part of normal or expected compensation or wages/salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement benefits or payments or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services to the Company, its Affiliates or your Employer;

I.	The future value of the underlying Shares is unknown, indeterminable, and cannot be predicted with certainty;

J.	If you receive Shares, the value of such Shares acquired may increase or decrease in value;

K.
Unless otherwise provided in the Plan or by the Company in its discretion, the Performance Units and the benefits evidenced by this Award Agreement do not create any entitlement to have the Performance Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares;

L.
Unless otherwise agreed with the Company in writing, the Performance Units and any Shares acquired under the Plan, and the income and value of the same, are not granted as consideration for, or in connection with, the service you may provide as a director of any Subsidiary;

M.
Neither the Company, its Affiliates or your Employer shall be liable for any foreign exchange rate fluctuation between your local currency and the U.S. dollar that may affect the value of the Performance Units or of any amounts due to you pursuant to the vesting of the Performance Units or the subsequent sale of any Shares acquired upon vesting; and

N.
In consideration of the grant of the Performance Unit, no claim or entitlement to compensation or damages shall arise from termination of the Performance Unit or diminution in value of the Performance Unit or Shares acquired under the Performance Unit resulting from termination of your service with the Company and its Affiliates (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and its Affiliates from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by agreeing to this Award Agreement, you shall be deemed irrevocably to have waived your entitlement to pursue such claim.

21.
Consent To Transfer Personal Data: The Company and your Employer hereby notify you of the following in relation to your personal data and the collection, processing, storage, use and transfer, in electronic or other form, of such data in relation to the grant of the Performance Units and your participation in the Plan pursuant to applicable personal data protection laws. The collection, processing, storage, use and transfer, in electronic or other form, of your personal data is necessary for the Company's administration of the Plan and your participation in the Plan, and your denial and/or objection to the collection, processing, storage, use and transfer, in electronic or other form, of personal data may affect your ability to participate in the Plan. As such, you voluntarily, explicitly and unambiguously acknowledge, consent and agree (where required under applicable law) to the collection, use, processing, storage, use and transfer, in electronic or other form, of personal data as described herein.

The Company and your Employer hold certain personal information about you, including (but not limited to) your name, home address and telephone number, email address, date of birth, social security number, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Performance Units or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in your favor for the exclusive purpose of implementing, managing and administering the Plan (“Personal Data”). The Personal Data may be provided (or may have been provided initially) by you and then transferred from your Employer to the Company or collected, where lawful, from third parties, and the Company and your Employer will process the Personal Data for the exclusive purpose of implementing, administering and managing your participation in the Plan. The data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which the Personal Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in your country of residence. Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. The Personal Data will be accessible within the Company's organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for your participation in the Plan.
The Company and your Employer will transfer Personal Data as necessary for the purpose of implementation, administration and management of your participation in the Plan, and the Company and your Employer may each further transfer Personal Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, the United States or elsewhere throughout the world and you understand that the recipients' country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Personal Data by contacting your local human resources representative. You hereby authorize (where required under applicable law) the recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Personal Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf to a broker or other third party with whom you may elect to deposit any Shares acquired pursuant to the Plan. You understand that Personal Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom you may elect to deposit any Shares acquired upon vesting of the Performance Units.
You understand that you may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later revoke your consent, your employment status or service and career with the Employer will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant your Performance Units or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you should contact your local human resources representative.
Finally, upon request of the Company or the Employer, you agree to provide an executed data privacy consent (or any other agreements or consents that may be required by the Company and/or the Employer) that the Company and/or the Employer may deem necessary to obtain from you for the purpose of administering your participation in the Plan in compliance with the data privacy laws in your country, either now or in the future. You understand and agree that you may not be able to participate in the Plan if you fail to provide any such consent or agreement requested by the Company and/or your Employer.

22.
Electronic Delivery: The Company may, in its sole discretion, decide to deliver any documents related to the Performance Units and participation in the Plan (or future Performance Units that may be granted under the Plan) by electronic means, or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

23.
Private Offering: The grant of the Performance Units is not intended to be a public offering of securities in your country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filing with the local securities authorities (unless otherwise required under local law).

24.
Addendum: Notwithstanding any provisions of this Award Agreement to the contrary, the Performance Units shall be subject to any special terms and conditions for your country of residence (and country of employment, if different) set forth in the addendum to this Award Agreement (the “Addendum”). Further, if you transfer your residence and/or employment to another country reflected in the Addendum to this Award Agreement at the time of transfer, the special terms and conditions for such country will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations or to facilitate the operation and administration of the Performance Units and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer). In all circumstances, any applicable Addendum shall constitute part of this Award Agreement.

25.
Additional Terms and Conditions: The Company reserves the right to impose other requirements on the Performance Units, any Shares acquired pursuant to the Performance Units and your participation in the Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules and regulations or to facilitate the operation and administration of the Performance Units and the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

26.
Severability: The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

27.
Age Discrimination Rules: If you are resident and/or employed in a country that is a member of the European Union or the European Economic Area, the grant of the Performance Units and this Award Agreement are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of this Award Agreement, the Addendum or the Plan are invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

28.
Insider Trading Restrictions / Market Abuse Laws: By participating in the Plan, you acknowledge that, depending on your or your broker’s country of residence or where the Shares are listed, you may be subject to insider trading and/or market abuse laws, which may affect your ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., Performance Units) or rights linked to the value of Shares (e.g., phantom awards, futures) during such times as you are considered to have “inside information” regarding the Company as defined by the laws or regulations in your country. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know”) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. You should keep in mind third parties includes fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company’s insider trading policy. You understand that you personally are responsible for ensuring compliance with any applicable restrictions and should consult your personal legal advisor for additional information.

29.
Clawback: If the Company’s financial results are materially restated, you acknowledge and agree that the Performance Units, any Shares acquired pursuant thereto and/or any amount received with respect to any sale of such Shares shall be treated in accordance with Article 19 of the Plan. For purposes of the foregoing you expressly and explicitly authorize the Company to issue instructions, on your behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold your Shares and other amounts acquired under the Plan to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company upon the enforcement of Article 19 of the Plan.

30.
Governing Law: This Award Agreement shall be governed by, and construed in accordance with, the laws of the State of Michigan without regard to any choice of law rules thereof which might apply the laws of any other jurisdiction. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or this Award Agreement, the parties hereby submit to the exclusive jurisdiction of the State of Michigan and agree that such litigation shall be conducted only in the courts of Kent County, Michigan, or the federal courts for the Western District of Michigan, and no other courts, where this grant is made and/or to be performed.

31.
English Language: If you are resident outside of the United States, you acknowledge and agree that it is your express intent that this Award Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Performance Units be drawn up in English. If you have received this Award Agreement, the Plan or any other documents related to the Performance Units translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

32.
Compliance with Laws: As a condition to the grant of this Award, you agree to repatriate all payments attributable to the Shares and/or cash acquired under the Plan (including, but not limited to, dividends, dividend equivalents and any proceeds derived from the sale of the Shares acquired pursuant to the Performance Units) if required by and in accordance with local foreign exchange rules and regulations in your country of residence (and country of employment, if different). In addition, you also agree to take any and all actions, and consent to any and all actions taken by the Company, your Employer and the Company's Affiliates, as may be required to allow the Company, your Employer and the Company's Affiliates to comply with local laws, rules and regulations in your country of residence (and country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and country of employment, if different).

33.
Entire Agreement: This Award Agreement, the Plan, the Addendum and the rules and procedures adopted by the Committee contain all of the provisions applicable to the Performance Units and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to you. The various provisions of this Award Agreement, the Addendum, the Plan, and the rules and procedures adopted by the Committee are severable, and if any provision thereof is held to be unenforceable by any court of competent jurisdiction, then such unenforceability shall not affect the enforceability of the remaining provisions thereof.

If you have any questions regarding this Target Award or this Award Agreement, or would like a copy of the Plan, please contact John Hagenbush, Director, Global Compensation, at (616) 246-9532.

Sincerely,

James P. Keane
President and Chief Executive Officer
Steelcase Inc.

Please acknowledge your agreement to participate in the Plan and this Award Agreement, and to abide by all of the governing terms and provisions by signing the following representation. Your signed representation must be returned by <<Deadline>> to:
Steelcase Inc.
Compensation Department (GBC-3C)
PO Box 1967
Grand Rapids, MI 49501-1967

Agreement to Participate and to Personal Data Processing

By signing a copy of this Award Agreement and returning it, I acknowledge that I have read the Plan, and that I fully understand all of my rights under the Plan, as well as all of the terms and conditions that may limit my rights under this Award Agreement and that I agree with the processing and transfer of Personal Data as specified in this Award Agreement.

Date:        <<Date>>

Signature:

<<First Name>> << Last Name>>
<<SAP ID>>
ADDENDUM TO THE steelcase inc.
Total shareholder return performance unit AGREEMENT
In addition to the terms and conditions set forth in the Award Agreement, the Award is subject to the following terms and conditions (this “Addendum”). All defined terms contained in this Addendum shall have the same meaning as set forth in the Plan or defined hereunder. If you are employed in a country identified in this Addendum, the additional terms and conditions for such country shall apply. If you transfer residence and/or employment to a country identified in this Addendum, the additional terms and conditions for such country shall apply to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable to comply with local law, rules and regulations or to facilitate the operation and administration of Performance Units and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer).
CANADA

1.
Settlement in Shares: Notwithstanding anything to the contrary in the Award Agreement, this Addendum or the Plan, the Performance Units shall be settled only in Shares (and shall not be settled in cash).

2.
Consent to Collection / Processing / Transfer of Personal Data. The following provision shall supplement section 20 of the Award Agreement: You authorize the Company and the Company's representative to discuss with and obtain all relevant information from all personnel, professional or non-professional, involved in the administration of the Plan. You further authorizes the Company, any Affiliate of the Company, and the Employer, any broker or any stock plan service provider as may be selected by the Company from time to time to assist with the Plan, to disclose and discuss your participation in the Plan with their advisors. You also authorize the Company and the Employer to record such information and to keep such information in your employment file.

2.
English Language (Quebec): To the extent you reside in the province of Quebec, the parties to the Award Agreement acknowledge that it is their express wish that the Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English. Dans la mesure où que vous résidez dans la province de Québec, les parties à l’entente de financement reconnaissent que c’est leur volonté expresse que le contrat d’intéressement, ainsi que tous les documents, avis et procédures judiciaires exécutés, donnés ou intentés à la suite ou liés directement ou indirectement du présent règlement, être rédigées en anglais.

FRANCE
English Language: The parties to the Award Agreement acknowledge that it is their express wish that the Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English. Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement à ou suite à la présente convention.
HONG KONG

1.
Lapse of Restrictions: If, for any reason, Shares are issued to you within six (6) months of the Grant Date, you agree that you will not sell or otherwise dispose of any such Shares prior to the six (6) month anniversary of the Grant Date.

2.
IMPORTANT NOTICE - WARNING: The contents of the Award Agreement, this Addendum, the Plan, and all other materials pertaining to the Performance Units and/or the Plan have not been reviewed by any regulatory authority in Hong Kong. You are hereby advised to exercise caution in relation to the offer thereunder. If you have any doubts about any of the contents of the aforesaid materials, you should obtain independent professional advice.

3.	Wages: The Performance Units and Shares subject to the Performance Units do not form part of your wages for the purposes of calculating any statutory or contractual payments under Hong Kong law.

4.
Nature of the Plan: The Company specifically intends that the Plan will not be treated as an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance (“ORSO”). To the extent any court, tribunal or legal/regulatory body in Hong Kong determines that the Plan constitutes an occupational retirement scheme for the purposes of ORSO, the grant of the Performance Units shall be null and void.
* * * *